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The following is a transcript of a conference call hosted by The Toronto-Dominion Bank (“TD”), on February 28, 2022, regarding TD’s announced acquisition of First Horizon Corporation.

The Toronto-Dominion Bank
Conference Call
Monday, February 28, 2022 8:00 AM EST

Company Representatives:

Bharat B. Masrani; Group President, CEO & Director; The Toronto-Dominion Bank
Brooke Hales
D. Bryan Jordan; CEO, President & Director; First Horizon Corporation
Kelvin Tran; Senior EVP & CFO; The Toronto-Dominion Bank
Leo Salom; Group Head U.S. Retail & CEO; The Toronto-Dominion Bank

Additional Participants:

Darko Mihelic; RBC Capital Markets, Research Division
Doug Young; Desjardins Securities Inc., Research Division
Ebrahim Huseini Poonawala; BofA Securities, Research Division
Gabriel Dechaine; National Bank Financial, Inc., Research Division
John Aiken; Barclays Bank PLC, Research Division
Lemar Persaud; Cormark Securities Inc., Research Division
Meny Grauman; Scotiabank Global Banking and Markets, Research Division
Nigel R. D’Souza; Veritas Investment Research Corporation
Paul David Holden; CIBC Capital Markets, Research Division
Scott Chan; Canaccord Genuity Corp., Research Division
Sohrab Movahedi; BMO Capital Markets Equity Research

Presentation

Operator

Good morning, everyone. Welcome to the TD Bank Group’s conference call. I would now like to turn the meeting over to Ms. Brooke Hales. Please go ahead, Ms. Hales.

Brooke Hales

Good morning, and welcome to TD Bank Group’s conference call concerning TD’s acquisition of First Horizon. My name is Brooke Hales, and I am the Head of Investor Relations at the bank. We will begin today’s presentation with strategic remarks from Bharat Masrani, the bank’s CEO; and Bryan Jordan, President and CEO of First Horizon. Next, Leo Salom, President and CEO, TD Bank, America’s Most Convenient Bank, will provide more detailed commentary on the transaction.

After which, Kelvin Tran, the bank’s CFO, will present the key financial details. Bharat will then offer concluding remarks. We will then open the call for questions from prequalified analysts and investors. Also present on the call to take questions today is Ajai Bambawale, the bank’s Chief Risk Officer.

Please turn to Slide 2. At this time, I would like to caution our listeners that this presentation contains forward-looking statements, that there are risks that actual results could differ materially from what is discussed and that certain material factors or assumptions were applied in making these forward-looking statements.

Any forward-looking statements contained in this presentation represent the views of management and are presented for the purpose of assisting the bank’s shareholders and analysts in understanding the bank’s financial position, objectives and priorities and anticipated financial performance. Forward-looking statements may not be appropriate for other purposes. Please consult our news release and IR deck for additional information regarding material factors and assumptions that may impact our forward-looking statements. I would also like to remind listeners that the bank uses non-GAAP financial measures such as adjusted results to assess each of its businesses and to measure overall bank performance.

The bank believes that adjusted results provide a better understanding of how management views the bank’s performance, but we caution that non-GAAP measures and ratios are not defined terms under IFRS and therefore, may not be comparable to similar terms used by other issuers. Additional information about our use of non-GAAP measures is on Slide 2 of the deck.

Finally, I will note that we are currently in a quiet period and will not be offering comments on our Q1 results on this call, nor will we take questions on those results. We will also provide ample time for Q&A on this call given that we won’t be able to speak with you again until after Thursday’s release.

With that, I will ask you to turn to Slide 3, and I will turn the presentation over to Bharat.

Bharat B. Masrani
Group President, CEO & Director

Thank you, Brooke. Good morning, everyone, and thank you for joining us on short notice and during a busy earnings week. Before I begin, I want to say something about what’s happening in Ukraine. There is a very large Ukrainian population in North America, a community to which many of our customers and colleagues belong.

Right now, they’re very worried about the situation in Ukraine, and we share their concern. Later today, we’re going to announce a donation of $200,000 in support of humanitarian relief, and we will be collecting donations across our branch network in Canada. War is always tragic and we all hope that it will end as soon as possible.

This morning, we announced an agreement to acquire First Horizon in a $13.4 billion USD deal, all cash transaction. This is an exciting day for TD. Less than 20 years ago, we launched our U.S. retail banking strategy with the acquisition of Bank North followed by Commerce Bank and the South Financial Group a few years later. Since then, through a combination of organic and inorganic growth, we’ve built TD into a top 10 bank in the U.S. with a powerful personal and commercial banking franchise along the U.S. Eastern Seaboard and the nationwide presence in our specialty commercial, auto finance and partnership credit card businesses.

Today, we take another step forward in that growth journey, extending our banking platform into the fast-growing U.S. Southeast with the acquisition of First Horizon, a premier regional banking franchise with an experienced leadership team, a complementary business model, risk management framework and strong cultural alignment with TD.

This transaction is clearly aligned with the priorities we have outlined to you so often. It is strategically compelling, with its presence in some of the fastest-growing markets across the U.S., First Horizon’s footprint gives us a powerful base in new geographies like Tennessee and Louisiana as well as a foothold in Georgia and Texas, representing a natural expansion of our U.S. operations into adjacent markets in the Southeast, long an area of focus for us.

It increases our scale and density in core markets like Florida and North Carolina, and it adds over 1 million customers to our retail banking platform and 100,000 clients to our commercial book. Overall, it’s precisely the kind of transaction that we’ve been looking for, and that we’ve executed so successfully in the past, broadening our platform and increasing the customer base across which we can deploy our model to drive stronger organic growth.

It is financially attractive and upon integration is expected to deliver 10% plus fully synergized adjusted EPS accretion and 10% fully synergized return on invested capital in fiscal 2023. It allows us to deploy our excess capital to accelerate long-term earnings growth in support of our stated strategic objectives, and we are confident it will provide us with an attractive return on our invested capital. We expect to be in a strong capital position at close with a CET1 ratio above 11%.

Above all, in First Horizon, we are acquiring an organization that is well aligned with TD’s vision, purpose and strategy, a locally rooted regional bank with a strong balance sheet and disciplined risk culture, an experienced leadership team with a growth mindset, and a values-based organization that shares TD’s commitment to enriching the lives of our customers, colleagues and communities. Transactions that are strategically compelling, financially attractive, fit within our risk appetite and are culturally aligned are rare. We’ve been patient in waiting for the right opportunity. And in First Horizon, we have found it. This is a powerful combination that will deliver great results for TD, First Horizon and our stakeholders.

Please turn to Slide 4. For those of you who are less familiar with First Horizon, let me take the opportunity to introduce you to the franchise. I’ve known Bryan Jordan, First Horizon’s CEO for over 10 years and have been very impressed by the business that he and his team have built. From their home base in Memphis, Tennessee, First Horizon serves 1.1 million personal and commercial customers in 12 states. They have a well-diversified business and balance sheet, with $75 billion in deposits and $55 billion in loans, with particular strength in commercial and specialty banking, which provides an opportunity for us to jointly invest and scale these businesses across our markets.

As is true of TD, First Horizon’s greatest asset is its people. It’s bankers are experienced, in market relationship managers with extensive industry knowledge and deep product expertise to support a wide range of client needs. I’m confident that they will continue to make an impact when they’ve joined TD’s own deep bench. And for that reason, we intend to retain all of First Horizon’s client-facing bankers.

I’m also delighted to announce that following the closing of the transaction, Bryan will be joining TD as Vice Chair, TD Bank Group reporting to me and will join our senior executive team. He will also be named to the Boards of TD’s U.S. banking entities as a Director and Chair. He will continue to be based in Memphis. Bryan is on the line with us today and would like to share a few thoughts with you. Bryan, over to you.

D. Bryan Jordan
CEO, President & Director

Thank you, Bharat. Good morning, everyone. I’m very proud of the franchise we’ve built here at First Horizon. We are committed to investing in our local markets and empowering our associates to deliver for our clients and our communities. We have long respected TD as a leader in U.S. banking and appreciate our complementary businesses and shared cultures of client service. We are thrilled to team up with TD and work together on an ambitious growth strategy.

Since many are listening, I extend my thanks to the First Horizon team. They’ve delivered in so many ways for our clients, our communities and for each other. As many of you know, we just completed a conversion related to our recent merger of equals. Our team delivered exceptionally well.

Before I pass it back to my friend, Bharat, I will emphasize a point that you made earlier. First Horizon has deep roots in communities in which we operate. We are a market-centric organization, and our personal connections are a real strength. I’m also pleased to have found a partner in TD that shares these values that believes that talent on the ground close to all that we serve is key to the future. I’m looking forward to seeing you later today here in Memphis with me, Bharat. With that, I’ll pass it back to you.

Bharat B. Masrani
Group President, CEO & Director

Thank you, Bryan. I, too, couldn’t be more pleased to find a partner that shares our value of community engagement and client service. And yes, I will see you later on today, Bryan, in Memphis.

Let’s turn to Slide 5. The success of our expansion strategy in the U.S. has been based on choosing our opportunities carefully, ensuring we have meaningful density in our markets and then leveraging our scale and legendary service and convenience model to outgrow the competition. The results are striking. Over the past 5 years, we have increased deposits 12% faster than the underlying market in our geographies, even as most of our peers have lost share. And today, nearly 80% of our deposits are in MSAs where we have a top 3 position compared with less than 50% for our peers.

Please turn to Slide 6. Because of this strong track record, I’m confident that we will have the same success in the new geographies that First Horizon will bring us. It’s TD’s secret sauce. This slide shows market share statistics for the 7 largest MSAs that TD entered between 2005 and 2010, including New York, Philadelphia, Boston and Miami. In every case, we meaningfully outgrew our peers as customers responded to our model by entrusting us with more of their business. That’s the powerful logic at the heart of this transaction, a scaled entry into some of the fastest-growing cities and regions in the U.S., where we can apply our model to outcompete and take share by delivering a best-in-class customer experience.

I’ll now turn it over to Leo to tell you more about how we are going to do that.

Leo Salom
Group Head U.S. Retail & CEO

Thank you very much, Bharat. I’m very excited to welcome Bryan and the rest of the First Horizon team to TD -- we’re really looking forward to working with you to drive accelerated growth across our combined U.S. businesses. I could ask everyone to please turn to Slide 7. As Bharat mentioned, First Horizon is a fantastic organization with strong positioning and attractive customer base and a high-performing team that shares a passion legendary customer service. It’s geographic footprint and product and service offerings are complementary to TD and offer significant opportunities to scale our model across a larger platform and accelerate our organic growth. I’ll start with First Horizon’s geographic footprint.

First Horizon has a network of 412 banking centers across 12 states. The overlap with TD’s store network is minimal. Only 8% of the stores overlap within 1 mile and just 15% within 3 miles. In addition, First Horizon’s banking centers are located in markets whose populations are projected to grow 50% faster than the U.S. national average with some far exceeding that rate. Our track record of taking share, combined with the rapid growth expected in these markets represents a compelling opportunity to expand our business in the years ahead.

If I could ask everyone to turn to Slide 8. First Horizon’s platform provides us with 3 distinct opportunities to drive organic growth. First, we acquire a leadership position in Tennessee and Louisiana, new ground for TD. Nearly half of First Horizon’s banking centers are concentrated in these 2 states, where we will have a top 5 position in Memphis, Nashville, New Orleans and Lafayette.

Second, we add scale and density in Florida and North Carolina. Another 37% of First Horizon’s network is in these 2 states. The addition of First Horizon’s banking centers supports our leadership position in these core markets and significantly increases our deposit share. And in Florida, in particular, we will have a top 10 position in the 10 largest markets and top 5 in 5 of them, including Miami and Orlando.

Third, we gained a presence in Atlanta, Georgia, completing our East Coast footprint as well as a foothold in the rapidly growing Texas markets of Dallas and Houston, extending our commercial banking reach to 3 of the top MSAs in the country.

Please turn to Slide 9. Scale has never been more important in driving organic growth. Pro forma for this transaction, TD will become the 6th largest bank in the U.S. with $614 billion in assets, $469 billion in deposits, 10.7 million customers and 1,560 stores in a footprint spanning 22 states that is home to 123 million people and $4 trillion in capped deposits.

As you know, stores are a core part of TD’s omnichannel distribution strategy and one of the critical ways that we deliver our legendary service, convenience and advice. That’s why we plan to retain the First Horizon banking centers and all of their customer-facing retail employees post-closing. TD’s success is also rooted in providing legendary unexpectedly human customer experiences across our omnichannel distribution platform, including stores, smart ATMs, our phone channel and our online mobile capabilities.

Those retail capabilities and expertise represent a significant opportunity for us to deepen the relationship with First Horizon’s 1 million strong retail customer base, extending our cards, mortgage, wealth and digital offerings to them and delivering on our one TD promise, from products like Double Up, our industry-leading cash back credit card to our digital banking and wealth solutions, to our open banking capabilities, we look forward to serving First Horizon’s existing customers with a broad array of products and capabilities and winning new ones as we accelerate our network expansion in higher growth geographies.

Please turn to Slide 10. First Horizon also provides us with meaningful opportunities to scale our commercial business. Our community banking model is built around bankers, who are based in their communities with deep local knowledge and specialized industry expertise. That is also First Horizon’s model. Their high-quality loan book and experienced bankers will add immediate scale to our commercial portfolio and expand our capabilities in industry verticals we’re keen to grow like asset-based lending and mortgage warehousing.

And with the addition of 7 new MSAs to our current 12 markets, we are laying the foundation for a fully national commercial banking franchise. In turn, we believe that our complementary capabilities will deliver more for customers across the business banking spectrum. TD is a leader in small business banking, ranked #1 for SBA loans in our main to Florida footprint for 6 years running, and we’re excited to leverage our small business expertise in First Horizon’s fast-growing markets.

And we’re excited to add scale and distribution to TD Securities fixed income sales and trading business through the addition of First Horizon Financial, while extending TD Security’s specialized capital markets services to large corporate and specialty banking customers backed by the power of TD’s strong balance sheet and credit rating.

Overall, this is an exciting opportunity to generate growth across our combined footprint. We are confident that together with the First Horizon team, we will deliver highly competitive products and services to our customers and clients and accelerate our growth strategies.

Now let me turn it over to Kelvin to walk you through the financial aspects of the transaction.

Kelvin Tran
Senior EVP & CFO

Thank you, Leo. I’ll begin my comments on Slide 11, which summarizes the key financial highlights. The $13.4 billion USD, all-cash purchase price equates to 9.8x our estimate of fully synergized fiscal 2023 earnings and 2.1x estimated tangible book value at close. You are very familiar with our priorities for capital deployment, funding organic growth, taking advantage of inorganic opportunities to build our franchise by strengthening our footprint, growing the asset side of our balance sheet and filling in capability gaps.

And then if we still have excess capital, returning it to shareholders. We believe this deal is attractive financially and strategically compelling use of our excess capital. We evaluated the return profile of the transaction in several ways. First and foremost, we are expecting to realize a 10% return on invested capital on a fully synergized basis in fiscal 2023, well in excess of our cost of capital. Additionally, we expect adjusted earnings per share accretion of over 10% on a fully synergized basis in fiscal 2023, relative to consensus estimates, the support for which you can find in the appendix. This transaction accelerates our growth, improves our strategic and competitive position and bolsters our ability to create long term value for shareholders.

Finally, and importantly, we expect to remain well capitalized pro forma for this transaction with over 11% common equity Tier 1 capital at its close.

Turning to Slide 12. I’ll provide a summary of the key details of the transaction. As stated previously, the purchase price is $25 USD per share. Beginning 9 months from today, if the transaction hasn’t yet closed, the purchase price will increase by $0.65 USD per share on an annualized basis through to the date of closing. TD is deeply committed to First Horizon’s associates, customers and communities. To enhance First Horizon’s franchise and retain a strong team, concurrent with the announcement, TD has agreed to invest $494 million USD in First Horizon in the form of nonvoting convertible preferred stock, a portion of which will be used to fund retention incentives for its associates. Bharat will elaborate on this more in a minute.

As I mentioned on the prior slide, the transaction is fully funded with TD’s excess capital and our CET1 ratio is expected to remain above 11% at closing. In connection with the announcement of the transaction, the automatic share purchase plan under the NCIB has automatically terminated. Cost synergies are estimated to be approximately $610 million USD pretax, equal to 33% of First Horizon’s stand-alone 2023 cash noninterest expenses. We expect to realize 45% in fiscal 2024 and 100% in fiscal 2025.

Merger and integration costs are estimated to be $1.3 billion USD pretax. We estimate an $880 million USD pretax -- sorry, $880 million USD gross credit mark or 1.6% of First Horizon’s gross loan. We expect $792 million USD or 90% of the gross credit mark will be allocated to performing loans.

Finally, the transaction has been approved by the TD and First Horizon Board of Directors, which is subject to First Horizon shareholder approval. We anticipate closing the transaction in the first quarter of fiscal 2023, subject to customary regulatory approvals.

And with that, I will turn the call back over to Bharat.

Bharat B. Masrani
Group President, CEO & Director

Thank you, Kelvin. Please turn to Slide 13. As Kelvin said, our investment in First Horizon’s franchise begins today. The engine driving its success is its employees and its culture, and we are committed to investing in both. Today, we agreed to invest $494 million USD to enhance First Horizon’s franchise, including $150 million USD to support the retention of First Horizon’s associates.

This investment was made through newly issued First Horizon convertible preferred stock, which upon closing at $25 USD per share represents 3.6% ownership of First Horizon. At closing, the convertible stock will be retired while the new grants of First Horizon restricted stock will roll into TD restricted stock. This investment reflects our commitment to grow the First Horizon franchise and retain its talented people whom we believe will be significant contributors to our future combined success. That partnership begins today, and we look forward to welcoming First Horizon’s employees to the TD team.

Please turn to Slide 14. At TD, we always believe that we’ve been able to win more customers because we have the best people. We also know we are only as strong as the communities in which we operate. That philosophy is embedded in our strategy and expressed in our purpose, which is to enrich the lives of our customers, colleagues and communities. First Horizon shares a similar philosophy and has been recognized for its strong commitment to diversity and inclusion and its support of its local communities. Today, we are proud to announce that USD 40 million will be contributed to a First Horizon Foundation upon closing. We look forward to carrying on First Horizon’s legacy of community support as a reflection of TD’s own deep commitment to the communities we serve.

Please turn to Slide 15. Before I turn the call over to take your questions, I want to reiterate a few points I made at the beginning of today’s presentation. This acquisition accelerates our growth strategy by extending our retail and commercial banking footprint into some of the fastest-growing markets in the U.S. Southeast. The deal is financially attractive, and we are excited about being able to use our excess capital to invest in a business so well aligned with our strategic priorities.

And finally, we’re looking forward to working with the First Horizon team whose culture, risk appetite and passion for customer service match TD’s vision and purpose-driven strategy.
I will now open the call up to take your questions. Operator, if we can start the Q&A session.

Question and Answer

Operator

[Operator Instructions]

And the first question is from Doug Young from Desjardins Capital Markets.

Doug Young
Desjardins Securities Inc., Research Division

Hi, good morning. I guess, acceleration of the organic growth was mentioned numerous times in the discussion. And so I just wanted to get a better sense of what are, let’s say, the top 5 opportunities. And I don’t know, Bryan, if you could talk a bit about just First Horizon’s history of driving organic growth. Has there been a history there? And then maybe tying this back, is there any revenue synergies baked into the expectations?

Bharat B. Masrani
Group President, CEO & Director

Doug, great question. Thank you, and nice to hear your voice. I’d say, of course, First Horizon has consistently shown organic growth as well. It has been very good at acquiring as well. As you’ve heard that they just completed a merger of equals with IBERIABANK, which has gone extremely well. So we’re really looking forward to leveraging the scale that we will acquire with this transaction.

With respect to your question on revenue synergies, no, I don’t -- we have not included any revenue synergies in our modeling. Of course, we expect to extract meaningful revenue synergies, but in a typical TD style, we thought it’s okay to start our operations by being more conservative. But we’re really looking forward to expanding in this footprint and really looking forward to completing this transaction.

Doug Young
Desjardins Securities Inc., Research Division

And Bharat, can you talk a bit about what you think the biggest opportunities are? Like I get the points you made, but like is there a particular area that you think is really ripe here in terms of organic growth?

Bharat B. Masrani
Group President, CEO & Director

So first, let’s start with the footprint itself. And I think Leo mentioned the growth potential of the footprint and the population growth expected out of the First Horizon footprint is meaningfully higher than the U.S. national average.

Secondly, the markets we are entering, which are adjacent markets to us are very attractive. You heard Leo talk about entering Atlanta, entering Houston and Dallas as well as densifying our position in Florida and the Carolina’s. And then, of course, the attractiveness of Tennessee. And of course, the bank, First Horizon is very large in Louisiana as well. So when I take just the population growth, the growth potential in this market is terrific. And then we’ve heard and you probably have already seen, the First Horizon team have built a fantastic business. The commercial banking platform is second to none. And then, of course, you have TD’s retail -- the wow factor and all that.

So when you put this all together, we’re very excited as to what it does for the combined organization. So there are lots of opportunities here, Doug, its population growth, just growth in our businesses. And then, of course, we can bring some of the other products and services that TD is famous for.

Doug Young
Desjardins Securities Inc., Research Division

Okay. And then just second, Kelvin, in terms of cost synergies, can you talk a bit about where you’re going to extract those from? If you can provide some details, that would be helpful.

Bharat B. Masrani
Group President, CEO & Director

Well, let me just do an overall comment on that. You heard -- I said it, Leo said it as well. This is an expansion for TD. We are planning to retain all our front-facing, front office banking associates. It’s important to us as we expand. And of course, with the scale that we create here, there will be opportunities for synergies, the models have moved where there’s a huge amount of expense at the center of all these organizations, including ourselves and of course, having the scale that now will encompass 10.7 million customers, 22 states. We see lots of opportunities on the normal areas you would see that are centrally run in the bank.

Kelvin Tran
Senior EVP & CFO

Yes, sure...

Bharat B. Masrani
Group President, CEO & Director

Yes, Add on to that, Kelvin.

Kelvin Tran
Senior EVP & CFO

Yes. So as Bharat said, over the last five to seven years, you see a larger portion of the cost of the overall bank migrate to the center away from the branch network because of the significant investments that is required in technology. So we do expect large synergies coming from technology conversion, why have two platforms when you can have one. And so it’s not just synergy in terms of expense savings, you could then take that savings and reinvest in the best-in-class platform. And so we look forward to converting their retail core platform, their commercial banking platform as well, such as nCino, we have the same vendor, we would bring in that to our cloud, instance. All operational efficiencies would be an example, also, corporate real estate work for it. We don’t plan to close any branches or banking centers, but we could get synergies from corporate real estate.

And then there’s also vendor savings as well. We can bring the entire purchasing power of TD on North American global basis that a lot of the vendors are similar to the ones that we use. And so we look forward to working with them closely on that one as well.

Doug Young
Desjardins Securities Inc., Research Division

Just a clarity, can you give kind of a breakdown of what that, like, technology 50% or 80%, any way to give some context to that?

Kelvin Tran
Senior EVP & CFO

I would say technology is a meaningful part and would be the biggest synergies that you would see.

Operator

The next question is from Ebrahim Poonawala from Bank of America.

Ebrahim Huseini Poonawala
BofA Securities, Research Division

Good morning. Congratulations, Bharat after all these years, you acquired something in the Southeast and congratulations, Bryan. I guess just going back to the talent retention, I mean this deal makes strategic financial sense, from a talent retention, it’s interesting the $449 million USD investment you’re making, Bharat. If you can give us some more visibility around what’s the -- how long are these contracts going to run? How long are you going to retain talent? Because coming into today’s announcement, as you mentioned, First Horizon and IBERIA went to a MOE, the talent retention was already on mind of investors of First Horizon.

Would love a little bit more color around how you are thinking about retaining the talent that you’re bringing on from First Horizon? And how long would these contracts run for as you think about closing the transaction?

Bharat B. Masrani
Group President, CEO & Director

Good morning to you, Ebrahim, as well. Yes, it is -- we’ve been talking about expanding in the Southeast for a few years. And like I said, we are a patient bank and always looking for the right opportunity, and I feel this is the right opportunity for TD. The markets we are entering, the adjacency of these markets and above all, the talented team that will be joining TD upon closing of this transaction. We’ve structured this -- obviously, Bryan Jordan and his team have been very much part of our discussions here as to what makes sense. Suffice it to say that these programs put in place are long-ish in term, quite customary for transactions of this nature. They will go a few years after the closing date. So that’s a good thing.

And so we feel very comfortable that the programs will retain the talent, which is absolutely key to making this successful going forward. And so I’d say this is the cultures are aligned, it’s financially very attractive, and most importantly strategically aligned to TD’s priorities. So that’s what I would provide as my background as to how that works. And that’s why I know it was important to make this investment upfront. As you know, in this space, we are a people business, particularly at TD and retaining the talent was a top priority, and this structure allows us to do that.

Ebrahim Huseini Poonawala
BofA Securities, Research Division

That makes sense. And just one follow-up. I think clearly, there’s a lot of sensitivity around regulatory approval process for M&A in the U.S. Just wanted some color around the part about the $0.65 per share increase in the price after 9 months, do the 9 months begin today? And if you can provide any color just in terms of your comfort level on getting deal closing done within that time line?

Bharat B. Masrani
Group President, CEO & Director

We at TD pride ourselves in having excellent regulatory relationships. We’ve done quite a few transactions, are familiar with what the regulatory requirements are, and this is consistent with our thinking. So we will follow the customary regulatory requirements that you would expect us to do. The structure here -- there have been instances where some deals have been slightly delayed. So this does compensate the First Horizon shareholders should there be a delay of that nature. But our expectation is that this will close in the first quarter of fiscal ’23, TD’s first quarter, which is by January 31 of 2023. So our expectation is that this will get approved and get closed around the 9-month mark.

Kelvin Tran
Senior EVP & CFO

And maybe I can add just a little bit on the math. Ebrahim, it’s Kelvin. And so yes, it starts today. The math would work like if we close it 12 months from now, that would be 3 months after 9 months. The $0.65 per annum is about $0.054 per month. So then you’re adding $0.162 per share to the price.

Ebrahim Huseini Poonawala
BofA Securities, Research Division

Got it. And just one last, if I may, Bharat. I know you mentioned you’ve not accounted for revenue synergies, but First Horizon had a pretty seasoned capital markets business. Just any thoughts around how that business integrates with your capital markets business, which you’ve been growing in the U.S. dollar deposit business? Would love any perspective there?

Bharat B. Masrani
Group President, CEO & Director

Very good question, Ebrahim. Yes, we are very excited about that. It extends what we do at TD securities. And we think we can -- between the two organizations find ways to grow that business even faster, with TD’s credit rating and balance sheet strength, we should be able to do that. But I’m looking forward to our teams to deliver and ensure that, that part of our business that we will acquire continues to be a growth area for the bank.

Operator

The next question is from Gabriel Dechaine from National Bank Financial. Please go ahead.

Gabriel Dechaine
National Bank Financial, Inc., Research Division

Good morning and congratulations on the deal. Can you give me time line for synergies firstly, like how much of those synergies do you expect in 2023? By say, the 2024 and 2025 completion date.

Kelvin Tran
Senior EVP & CFO

Yes. It’s Kelvin here. So we’ve had that in our Slide 12. The total synergies is $610 million USD pretax, and we’re projecting to have 45% of that realized in 2024 and then 100% realized by 2025.

Gabriel Dechaine
National Bank Financial, Inc., Research Division

Yes, the 2023 though, I’m just asking about that. Is there anything -- are there any synergies in 2023?

Kelvin Tran
Senior EVP & CFO

It’s not significant.

Gabriel Dechaine
National Bank Financial, Inc., Research Division

Okay. Now more broadly, and I actually want to talk about the historical acquisition there or a merger of equals between First Horizon and IBERIABANK. And from what little I know of that situation, it sounds like integration costs ramped up faster than expected. And I’m wondering maybe why that was the case. And then the bank also to offset that they tripled the amount of branches they had to close, to generate more cost savings, I guess, from 25 to 75, something like that. And I’m just trying to contrast that to a message we’re getting today that you’re not going to be closing any branches in this situation.

Bharat B. Masrani
Group President, CEO & Director

Yes. So Gabe, this is Bharat. Any kind of integrations that there’s some uncertainty related to it. And best way and I’d refer you to the statements made by First Horizon, where you would get an accurate assessment would exactly happen. But let’s not underestimate the impact of COVID. The integration was delayed rightly so because of COVID. But overall, I’ve known Bryan for many years if -- his business model is very clear. When he does an acquisition, it is for growth purposes. And that’s what this IBERIABANK is all about as well. So overall, very happy that, as you heard Bryan say in his comments that the integration has gone very well, and we are happy that it has. And the customers are now benefiting from the combined entities additional functionalities that are available to them. And we are looking forward to adding TD’s functionalities to that customer base as well. So -- from our perspective, this makes a lot of sense and what First Horizon has done, makes a lot of sense as well.

Gabriel Dechaine
National Bank Financial, Inc., Research Division

Okay. Did you take into consideration some of the additional costs, like given the experience they had, you kind of have to reflect some of that additional conservatism in your integration cost forecast?

Bharat B. Masrani
Group President, CEO & Director

Gabe, you know how TD operates. We’re very, very comfortable with the numbers we provided.

Gabriel Dechaine
National Bank Financial, Inc., Research Division

I know how you operate, and it’s sometimes hard to get an answer, though. That’s my own...

Bharat B. Masrani
Group President, CEO & Director

You want my answers in decimal points. I mean -- we’ve shared with you $610 million in synergies to give you a time line, as to when we expect to deliver. And given how we do these integrations and all that, feel very comfortable with those numbers. And particularly, there is agencies, as you’ve heard on the commercial side, the platforms are similar between the two organizations. The retail side, of course, we’ll be working with the respective teams to make sure we’re doing the right thing.

So of course, there is there is some uncertainty here, but we feel very comfortable with the numbers we put forward.

Gabriel Dechaine
National Bank Financial, Inc., Research Division

Just last one.

D. Bryan Jordan
CEO, President & Director

I’m sorry, Gabriel, this is Bryan. I want to make sure that you understand the First Horizon IBERIABANK integration. The big driver in the increase in onetime costs was Hurricane Ida hit New Orleans immediately before our planned integration event in October. So we pushed that back to President’s Day weekend. That integration went very, very well. We finished that up and feel very, very good about the integration process.

On the cost savings side, we initially announced $170 million of cost savings. We increased that about at 6 to 8 months later to $200 million of annualized cost savings, and that was really reflective of our view that we could further consolidate the branch network and achieve some additional savings. So the cost savings and the onetime costs, I think were separate and distinct. The hurricane drove significantly higher cost associated with the integration due to time. But we actually, through the branch consolidation delivered more or will deliver more cost savings than had originally been anticipated.

Operator

The next question is from Meny Grauman from Scotiabank.

Meny Grauman
Scotiabank Global Banking and Markets, Research Division

Hi, good morning. Bharat, are there any products or loan books picturizing that TD is less comfortable with that you would think that you would scale down post acquisition?

Bharat B. Masrani
Group President, CEO & Director

No. We are quite comfortable with the types of businesses that First Horizon is in. These are very good businesses. They’ve been proven over a long period of time. And some businesses are similar to what TD is in as well. So we’ll be looking to take advantage of the opportunities a bigger base and a more scale operation would provide. But generally speaking, I can’t think of any specific areas that we’ll be actively looking to scale down.

Meny Grauman
Scotiabank Global Banking and Markets, Research Division

And in terms of -- you highlighted the mortgage warehousing business, what’s the attraction there? What’s interesting there? And it seems like that’s not a business that TD has been in. So -- why haven’t you been in it before? And so what capabilities does this transaction provide in that specific vertical?

Bharat B. Masrani
Group President, CEO & Director

To some extent, TD has been in it. We haven’t been talking a lot about it. We’ve had some very good clients in that business. We feel very comfortable with it. But First Horizon, it is one of their larger businesses, and therefore, there is more commentary on that. But we feel very comfortable as to how the combined businesses would operate going forward, Meny.

Meny Grauman
Scotiabank Global Banking and Markets, Research Division

And then just finally, a little bit of a bigger picture question just in terms of you’ve had big management changes at the senior ranks, including the head of the U.S. What gives you confidence that the team is ready now for a deal of this size?

Bharat B. Masrani
Group President, CEO & Director

We’ve got a great team, a deep bench, Happy to have Leo down there and the rest of the team, this is a proven team that continues to deliver for all of our stakeholders, including our shareholders. So I feel very, very comfortable and very confident that going forward that the team will continue to deliver as we have previously.

Operator

The next question is from Paul Holden from CIBC.

Paul David Holden
CIBC Capital Markets, Research Division

A couple of smaller questions for you and then a big picture one, too -- at the end. So just in terms of the smaller ones, does your EPS accretion include the amortization of the credit mark on transaction close?

Kelvin Tran
Senior EVP & CFO

And the answer is yes, it’s Kelvin.

Paul David Holden
CIBC Capital Markets, Research Division

Okay. And then the second one, in terms of the cost synergies, you say they are equal to 33% of First Horizon’s noninterest expenses. Do you have comparable figures from past TD acquisitions that we can compare that to?

Kelvin Tran
Senior EVP & CFO

Not here, they are different businesses, and we’re quite comfortable with the plan that we have.

Paul David Holden
CIBC Capital Markets, Research Division

Okay. Okay. And then in terms of my bigger picture question, I mean you’ve been emphasizing the commercial loan capabilities of First Horizon. I think there was a comment in the prepared remarks around this transaction moving you towards a national commercial offering. So interested to hear more about that opportunity long term and how long it might take to be able to get to more of a national footprint and what would be required to get there on the commercial side?

Leo Salom
Group Head U.S. Retail & CEO

Paul, this is Leo. We’re probably one of the most exciting things about the transaction is that this brings together two very strong commercial banks. And in many ways, with complementary capabilities in some of the specialty verticals, we talked about mortgage warehousing certainly, we talked about other product lines where First Horizon has got real capabilities. We’ve got others, you bring those together. And obviously, I think we’ve got a very complementary base. The First Horizon footprint would add an additional seven major commercial banking centers to our existing twelve, which starts laying the foundation for a much broader coverage model going forward. If you then combine the fact that we already operate nationally in a number of our business lines like health care, like some of our government and muni business. In many ways, we’ve been on a journey to build more national commercial banking capabilities.

And I think this is an accelerant to be able to do that. And we’ll certainly lean into this. I think the one thing that I would emphasize is together these two businesses will form a very significant commercial banking competitor – we’ll represent a very significant commercial banking commenter not only in our existing footprints, but increasingly across the country.

Bharat B. Masrani
Group President, CEO & Director

And Paul, just to add, yes, we talk about First Horizon being a terrific commercial bank, but they are a terrific retail bank as well and very excited about that. And I was just distracted somebody who took me on the side a bit, but in case if Leo didn’t mention it, we already have some national businesses, and this allows us to increase those verticals even more. So this is in keeping with what TD has been doing for the last few years.

Leo Salom
Group Head U.S. Retail & CEO

And Paul, maybe just one last follow-up. I think the other two, when you think about Commercial Banking, the other two plays, I mentioned in my earlier comments, the small business extension play, we think that’s another point of synergy that we could bring to bear as part of the transaction. And then obviously, leveraging TD Securities capital markets expertise and capabilities to serve mid-market clients at First Horizon, another point of synergy. So I think the commercial banking narrative is quite exciting.

Bharat B. Masrani
Group President, CEO & Director

Yes, that’s a great point, Leo, and Paul, this we keep on adding to the answer here. But this TD Securities capabilities, particularly as we’ve talked previously on the Maine to Florida footprint, we’ve said a lot of our clients have capital markets needs. And they used to go to other providers because we were building that capability and frankly, having the credibility built as well. And that is going quite well, and we think we can deploy that in the combined organization as well. So that is another growth opportunity. It’s a great point, Leo you bringing forward.

Operator

The next question is from Scott Chan from Canaccord Genuity.

Scott Chan
Canaccord Genuity Corp., Research Division

Just maybe a clarification question to start. You talked about not closing any client-facing branches. And I think there was a commentary that you weren’t going to close any First Horizon or TD branches at the start. And I just wanted to kind of confirm those statements.

Leo Salom
Group Head U.S. Retail & CEO

Scott, this is Leo. That’s right. When you look at their footprint, the overlap is minimal. In fact, the bulk of the overlap is in the state of Florida and the state of Florida is a priority market for us. With this transaction, we’d end up being we would have the top 5 position in both Miami and Orlando, and we’d like to continue to grow organically in that marketplace. So from a front-facing branch perspective, we will certainly retain the branch network. In terms of retaining both the retail and commercial bankers across the group, we think that’s the heart and soul of the First Horizon franchise. And so we will continue, not only to retain the existing teams, but as part of our organic growth strategies, we would be looking to add selectively to some of those key high-growth footprints across the Southeast. So we have a strong commitment to both First Horizon’s existing branch network as well as their other front-facing teams.

Scott Chan
Canaccord Genuity Corp., Research Division

Great. And then maybe if I go back to Bryan, just on the FHN, Iberian Bank merger of equals. Like at the time of the transaction, what did First Horizon do well or Iberian Bank specialize in? And what was the rationale? Was it more scale to the cost synergies? Like any just perspective or education on that transaction would be helpful.

D. Bryan Jordan
CEO, President & Director

Yes. Sure, Scott. Happy to. The IBERIABANK and First Horizon was a true merger of equals. It was an at-market transaction. We put the two organizations together, announced it in November of ’19. And as Bharat mentioned earlier, we integrated the two companies during the COVID period. What do I think we have done very well are some of the things that Bharat and Leo have described this morning. We’ve got a strong community orientation. We have a strong commercial banking franchise. And we have decision-making process that allows us to be very close to our customers and communities and use a bigger balance sheet.

What we were able to achieve was efficiency through leveraging scale. You’ve heard some of those in Kelvin’s comments and Bharat’s comments this morning, we were able to leverage scale and technology, leverage scale in our purchasing, et cetera. What we think that we did in that merger is take a footprint and expanded across a 12 state franchise that has very great growth dynamics. We have the opportunity in that franchise. Now TD has the opportunity in that franchise to expand in some very nice growth markets, Houston, Dallas, Atlanta, Charlotte, Durham, Raleigh, Chapel Hill, Orlando, Miami. And so we created a footprint with high growth. And as I mentioned earlier, -- we just integrated the companies just recently and feel very well positioned to start to accelerate that growth even in this period where we work through the regulatory approval process.

Scott Chan
Canaccord Genuity Corp., Research Division

Great. And lastly, Bryan, if I look at your leverage to rising interest rates toward NII, it seems very high, but below TD, but above U.S. peers. Is that a fair commentary?

D. Bryan Jordan
CEO, President & Director

Yes. I would -- yes, we are sensitive to rising rates. We have a fair amount of asset sensitivity tied to the short end of the yield curve. We have a very high proponent of or component of floating rate assets. So yes, we’re positioned for rising rates, and that ought to be a tide that lifts our profitability throughout this year and into next.

Operator

The next question is from John Aiken from Barclays.

John Aiken
Barclays Bank PLC, Research Division

I don’t know if Kelvin and Leo want to answer this, but I just wanted to clarify, you have the intention to bring First Horizon’s systems onto TD’s platforms? I mean, I know there’s going to be some specific cases works here and there, but in general, is that what the plan is?

Bharat B. Masrani
Group President, CEO & Director

Yes. I mean we -- through this integration, we said we want to make sure we do the best for the combined organizations. I mean, generally, on the commercial platforms, it’s similar platforms. It is the same provider that both banks use. So that’s an easy part. Retail, the teams will get together what components make sense to retain what components make sense to replace and what components make sense to integrate into one. So that work will start in earnest in the starting now. And so -- but overall, based on the due diligence done, feel very comfortable that the platform decisions would be optimal going forward.

John Aiken
Barclays Bank PLC, Research Division

And is there any sense of incremental integration risk given the fact that you’re doing this rate when First Horizon is still proceeding through the merger of equals?

Bharat B. Masrani
Group President, CEO & Director

Yes. Well, firstly, their integration has gone well. I think from a people perspective and all that, they started this earlier on. So we feel very comfortable based on -- I’ve known Bryan for more than 10 years. I know exactly how he operates, he is a pro at acquiring banks and putting them together, and this one is no different. So we feel very comfortable as to how this has worked out to date and feel that with the experience of the First Horizon team as well as the TD team that combined, we can build a great organization.

John Aiken
Barclays Bank PLC, Research Division

And I apologize if I missed it, but the $494 million preferred that are being issued. I know the $150 million is being earmarked for the employee retention. Is an extra $350 million earmarked for anything in particular? And if not, why was this necessary for the transaction or the injection of capital?

Bharat B. Masrani
Group President, CEO & Director

This is to build out the franchise. It’s important John, that through this period, that First Horizon continues to build a franchise, the stronger the franchises, better off we are. So that’s been the logic and feel very comfortable as to the plans First Horizon has in continuing to build their franchise.

John Aiken
Barclays Bank PLC, Research Division

Congratulations on the announcement.

Bharat B. Masrani
Group President, CEO & Director

Thank you, John.

Operator

The next question is from Lemar Persaud from Cormark Securities.

Lemar Persaud
Cormark Securities Inc., Research Division

I just want to come back to the branch discussion and taking a different look at it here. So in 2021, can you rationalize some of its branch footprint in the U.S.? And then throughout the pandemic, we saw the acceleration of digital across the whole industry. And -- with this deal, you’re now adding a significant number of branches in states where TD had a significant presence in yet is not shutting down any branches. Help me reconcile these two different thoughts.

Bharat B. Masrani
Group President, CEO & Director

Well. I’ll pass it on to Leo for a minute. But just to give you an overall view, optimization of our network is an ongoing exercise. And what we did last year was nothing to do with any merger or any acquisition. It is a question of in certain geographies, population move, density decreases and then. And as you know, at TD, yes, we did optimize some of those locations, but we opened new ones as well in certain markets. That’s an ongoing exercise. In any good bank, I would say, that’s what they do, for a living. I think here, what we are saying is that this is all about growth. This is all about extending. This is all about densifying in the markets we are in. So that’s why Leo said it, that one of the key things we’re going to do here is to retain the frontline folks, both in retail and commercial because that is a core part of what we are buying here and a very important part.

But Leo, if you want to provide more color on that?

Leo Salom
Group Head U.S. Retail & CEO

No Bharat, I think you said it well. The store optimization process is really ongoing. We look to try to optimize our footprint. And to the extent that we can densify in a certain marketplace to then be able to fund de novo growth in higher growth markets, we will certainly do that. And we’ll do that as an ongoing process. What -- but I want to come back to the central point here. This -- the footprint that we’re inheriting in some of the fastest-growing parts of the country. And in markets where First Horizon already has a significant leadership position and the ability to press our advantage in potentially bring greater digital capabilities to bear using some of our retail product capabilities, I think that’s a very exciting proposition. I do want to stress, though, we talk about branches and stores a great deal on this call. But the reality is we’re very focused on building out the digital complement, the omnichannel capabilities so that we can go to market with a fulsome core retail offering, and that’s certainly something that we’ll continue to lean into.

Lemar Persaud
Cormark Securities Inc., Research Division

Okay. Great. And then my next question is, well, you guys talked about a relationship between the two companies. So -- was it a competitive bidding process or just a relationship that just manifested itself into a deal over time?

Bharat B. Masrani
Group President, CEO & Director

I’ve known my friend, Bryan, for 10 years. We get along. We like each other’s companies and what we do to bring our organizations together. I’ll leave it at that, Lemar. No need to get into how one got to where we did.

Operator

The next question is from Nigel D’Souza from Veritas Investment Research.

Nigel R. D’Souza
Veritas Investment Research Corporation

I wanted to go back to your guidance on expected cost synergies. And if I heard correctly, I think you mentioned you don’t expect material synergies to be realized in 2023. And when I look at your guidance, on Slide 12, it looks like to realize the entire synergies, if we assume it’s by the end of 2025, that’s about 3.5 years for full realization. So just trying to get a sense of given that it seems like these are centralized cost why the long, I guess, time line here? And what’s preventing -- what are the hurdles for more accelerated realization of these cost synergies?

Kelvin Tran
Senior EVP & CFO

Yes. So let me -- it’s Kelvin here. Let me just clarify. So the -- when we say the 100% is realized in 2025, that means that our integration effort is concluded by the end of 2024. So out of the synergies that you see, the whole $610 million of run rate, you would see that flowing through in 2025. And so there are synergies being created in 2023. You don’t see it as much of that in 2023 because it would be a partial year and 45% of that would be -- you would see that occurring in ’24.

Leo Salom
Group Head U.S. Retail & CEO

Nigel, the only thing that I would add to that is that there are certain platforms in certain areas where integration is easier, and we’ll be able to realize that in the shorter window. Think of the wealth platforms, think of some of the cards platforms, where we’ll be able to be moving that along. I think when we talk about the fully realized synergies, obviously, the core platforms become the sort of long pull in that discussion.

Nigel R. D’Souza
Veritas Investment Research Corporation

That’s useful. We look at -- sorry, go ahead, did I interrupt someone?

Okay. So when I look at the 45% synergies for 2024, you’ve mentioned a portion of that’s realized in 2023. And when I look at Slide 17, -- can you give us any sense of what portion is realized? And the reason I ask that is because it impacts what your EPS accretion estimate would be for 2023.

Kelvin Tran
Senior EVP & CFO

Yes. So let me just clarify this Slide 17. This is using the 2023 consensus, but then looking at the fully synergized basis. So basically assuming that all of the savings from ’25 are flowing through the P&L. In ’23, just to give you an outline of what the P&L would look like.

Nigel R. D’Souza
Veritas Investment Research Corporation

Correct. But you don’t expect to realize all of it, right? So do you have any guidance on the expected realization accretion that you expect in 2023?

Kelvin Tran
Senior EVP & CFO

It would be, not significant in ’23.

Operator

The next question is from Sohrab Movahedi from BMO Capital Markets.

Sohrab Movahedi
BMO Capital Markets Equity Research

Maybe I’ll start with Kelvin. Kelvin, just on that Slide 17, you’ve also included an estimate for First Horizon in 2023. Does that include the costs associated with the prefs that you -- that they’re issuing to?

Kelvin Tran
Senior EVP & CFO

The -- like -- so including in that P&L, you have financing costs of the transaction. And so that would include anything that is allocated to that deal.

Sohrab Movahedi
BMO Capital Markets Equity Research

Which line would that be in?

Kelvin Tran
Senior EVP & CFO

In the other after-tax adjustment.

Sohrab Movahedi
BMO Capital Markets Equity Research

Okay. And then I’m going to have to challenge you again on the cost savings. Everything I’ve seen with those types of cost reductions in the U.S. banking -- the regional banking space is typically almost unilaterally involved kind of branch overlap and reductions of those types of overlap as a cost synergy kind of driver. So you’re going to have to detail out a bit more where this 33% is coming from, please?

Bharat B. Masrani
Group President, CEO & Director

Well, let me start before Kelvin gives you more color on that. Sohrab, I think we said this and we’ve experienced it ourselves. Over the past few years or 10 years or so, a lot of costs increases in banking have gone to the center, centralized sort of functions like technology, like regulatory management, like compliance, like risk management. I mean that’s just been the reality of the business.

And this is where the opportunity is for us to consolidate because you move towards one platform, you have a team that can now take advantage of the scale that you’ve created. That’s been our experience. And I think a lot of the other mergers that have occurred that’s what they’ve been able to extract. So it’s consistent with how the model has evolved, and this is a scale business. And scale matters and this First Horizon acquisition gives us that scale to be able to extract that advantage. Kelvin, if you want to provide more color to it.

Kelvin Tran
Senior EVP & CFO

Yes. Thanks, Bharat. I agree. I mean, -- so as I’ve mentioned earlier, big components would be technology, vendor, real estate, but there’s also operational back-office synergies. We have also corporate administrative expenses as well. We have scale, and we can absorb a lot of that work without the need to add capacity. And I would say, like Bharat said, over time, I would say, many years ago, the branch network makes up a much bigger part of the total expenses of the bank, but as you see over time, we need to invest in a lot of the other banks invest more and more into technology, into digital, and that’s where we could get a lot of synergies from.

Sohrab Movahedi
BMO Capital Markets Equity Research

Kelvin, can you comment on how much you’ve spent on digital, maybe last year versus how much First Horizon has?

Kelvin Tran
Senior EVP & CFO

No, that’s something that we obviously -- it’s important for us to spend. But we look at that as part of the overall envelope of growing the bank.

Bharat B. Masrani
Group President, CEO & Director

I would add, Sohrab, on that is that -- and we’ve talked about this. At TD, over the recent past, we’ve been able to take advantage of our North American scale. So we’ve been able to build up platforms that can work both sides of the border Easy apply comes to mind, Easy apply is our platform to open new accounts. So that just gives you one example that with this acquisition, that scale just became larger. And so those are the advantages you have of a much larger footprint as well as a number of clients we serve.

Sohrab Movahedi
BMO Capital Markets Equity Research

Okay. So maybe one last question, Bharat, for you. I think it’s coming through very loud and clear that this was an acquisition for scale. It doesn’t sound like you’re picking up any new capabilities, for example, or maybe adjacent markets to your existing Southeast, I suppose, footprint. So is it fair to say that aside from adding scale to your U.S. operations, it doesn’t -- it’s strategically neutral to the bank?

Bharat B. Masrani
Group President, CEO & Director

Absolutely not. Scale is critical. We’ve talked about at our business, the business of banking is a scale business and you need the scale. And particularly, over the past 10 years or so, that has been reinforced with the type of regulatory requirements, with the type of digital offerings that you need to effectively compete. But as you heard from us by myself, Leo talked about it, the importance of the adjacent markets, we are entering markets that are some of the most attractive in the United States. These are adjacent to TD’s footprint already. And we’ve been talking for many years as to how important that is to us, why the Southeast is more important to us. And with this, we also get parts of Texas, parts of Atlanta, which is a terrific market in which we can deploy proven TD capabilities of organically growing this franchise.

So that’s a big part of this transaction as well. And finally, the fantastic talent we are acquiring. This is a people business. And Bryan has done a fantastic job of not assembling a great team, but has proven what he can do in this market. So I mean overall, I think it’d be not an accurate statement that this is purely for scale and not driving TD’s strategic priorities. Absolutely, it does.

Sohrab Movahedi
BMO Capital Markets Equity Research

But Bharat, not to be a pain about it. But if we look at 3, 4 years, from now. Hopefully, this has been a successful integration as advertised. You’re still primarily a deposit-taking loan-making bank. You haven’t enhanced the wealth franchise, you haven’t enhanced the fee generating franchise of the bank. Is that an unfair statement?

Bharat B. Masrani
Group President, CEO & Director

Well, I think so. But let me pass it on to Leo. He’s our wealth guru, so he can talk about other opportunities as well.

Leo Salom
Group Head U.S. Retail & CEO

So maybe just to dig in a little deeper because I think if you look at a number of areas, while the two businesses are very similar. In fact, one of the things we were drawn to this to this organization is the fact that they run a regional president model, retail, wealth, commercial, all reports into one organization, that’s a very similar framework to the one that we operate.

So there were a lot of similarities in terms of the business model, which obviously were very attractive to us in terms of integration simplicity. But I would say there are capabilities that First Horizon brings that are very attractive to us that we intend to not only leverage, but actually invest and grow. We talked about mortgage warehousing just as an example -- the reality is First Horizon has built counterparty relationships with 300 mortgage companies around the country. They’re originating a significant amount of conforming as well as jumbo mortgages, which will not only allow us to build our commercial banking capabilities, but also be able to source attractive jumbo mortgages for our mortgage company. Just as 1 example.

And to do that at scale. Likewise, I think the question around the fixed income trading business came up. And today, First Horizon actually does fixed income training with over 3,000 banks, typically with less than $100 billion in assets across the country. That retail distribution extension is complementary to what we do today in our core business.

In the wealth space, this would double our combined well footprint. And I would argue that some of the work that First Horizon has done in terms of marrying their commercial banking and wealth advisers together in a single go-to-market framework is, in fact, a leverageable asset that we intend to build on. So I’m just giving you a series of examples. But I do think that there is leverage here. Clearly, the distribution story line is the dominant opportunity piece. But there is capability as part of the First Horizon model that we will fully leverage.

Sohrab Movahedi
BMO Capital Markets Equity Research

Congratulations on getting it done. We’ll have to follow on this, Leo, afterwards.

Operator

The next question is from Darko Mihelic from RBC Capital Markets.

Darko Mihelic
RBC Capital Markets, Research Division

Just a few questions for Kelvin to help the model. I see $64 billion of risk-weighted assets. Is that a fair number to use with some sort of growth number on there? Or are there any adjustments for the RWAs that I should be thinking of?

Kelvin Tran
Senior EVP & CFO

We don’t have any significant adjustments to RWA in our model.

Darko Mihelic
RBC Capital Markets, Research Division

Okay. And similarly, along the same vein, when I pump that into the model, I do kind of get relatively low Tier 1 and total capital ratios. I’m just wondering what your assumption is around that and if those costs are built into Page 17.

Kelvin Tran
Senior EVP & CFO

Yes. So if you look at this RWA and in terms of the acquisition, the goodwill and intangibles make up about $7.7 billion. And if you add that to the RWA, that gets us to about $15 billion of invested capital. And that translated to the U.S. dollar is about $19 billion of excess capital usage.

Darko Mihelic
RBC Capital Markets, Research Division

Okay. I’m going to come back to you on that. Second question is, what is the purpose of the Feb 27 termination cost?

Bharat B. Masrani
Group President, CEO & Director

Well, let’s get back to you, here on that one, Darko.

Darko Mihelic
RBC Capital Markets, Research Division

Okay. So I’m just curious because it would seem to sort of imply that if the deal doesn’t close, you’d have to renegotiate price. Would that be fair?

Bharat B. Masrani
Group President, CEO & Director

Sorry, which one are you talking about? Because I couldn’t hear you properly. I thought you go into one of those technical things with Kelvin. So I asked the question again.

Darko Mihelic
RBC Capital Markets, Research Division

Okay. So what I’m referring to is in your press release, you suggest that if the deal doesn’t close by Feb 27 of 2023, it will be terminated.

So I’m just wondering what the purpose of that clause is?

Bharat B. Masrani
Group President, CEO & Director

Well, all these deals, they have a customary termination date unless agreed to be extended by both parties, this one goes 9 months, and I think it’s another 6 months -- sorry, it goes 12 months and it goes another three months. So it’s 15 months. And after twelve months, both parties have to agree or one party has to agree to extend it. And then it’s 15 months and if you want to extend it further, both parties have to agree. So these are customary terms, nothing unusual there, Darko.

Darko Mihelic
RBC Capital Markets, Research Division

I mean it’s just interesting because given the size of the transaction and the sort of the situation of the Fed in the U.S., the probability of the delay is relatively high. And I’m not sure that I understand the 15 months because it says Feb by next year. So that am I misreading when it says Feb 27 of 2023 that’s precisely 1 year from now. Am I misreading that?

Bharat B. Masrani
Group President, CEO & Director

No. Like all these deals have an expected closing. And our expectation is that we close by the first quarter, fiscal quarter of ’23, which is before January 31. And then all these deals have extension rates of -- in case the approvals are delayed or for whatever reason, we’re not able to close during that time. It gets extended.

And then finally, there’s a final extension as well, and that’s just customary. I don’t think there’s anything unique in this deal that you should be reading. Every deal we’ve done has had these provisions.

Operator

We’ll get a follow-up question from Doug Young Desjardins Capital Markets.

Doug Young
Desjardins Securities Inc., Research Division

Sorry, I’ll keep this really quick. Just one quick one. Is there a break fee? Because I didn’t see any discussion here about break fees. And so I’m just wondering if there was one if you – if you can quantify.

Bharat B. Masrani
Group President, CEO & Director

The structures in these deals are that for some reason, you know, if somebody goes and outbids us and we are not able to acquire this entity because there’s a higher bid then, of course, there’s a break fee payable to TD. But otherwise, there is a customary expense kind of reimbursement kind of situation for either party. But that’s about it.

Doug Young
Desjardins Securities Inc., Research Division

Could you quantify what that is? Or is there a place I can find that detail?

Bharat B. Masrani
Group President, CEO & Director

And I’ll have the team get back to you on that, Doug, as to you know what that is. But the break fee is on a competing bid that makes TD not be successful here. I think that’s a sizable amount. But as far as others go, it’s de minimis in the overall scheme.

Operator

And we have a final question from Meny Grauman from Scotiabank.

Meny Grauman
Scotiabank Global Banking and Markets, Research Division

It’s just an extension of Doug. So there is potential for competing offers here because we saw a recent deal in this space where there wasn’t a possibility. So I just wanted to clarify that. So I think you answered that, but I just wanted to mention.

Bharat B. Masrani
Group President, CEO & Director

Meny, this is a public company. If somebody thinks that they can pay more or the First Horizon shareholders feel it’s a more compelling deal then, of course, the possibility exists.

Operator

There are no more questions in the queue at this time. I’d now like to turn the meeting over to Bharat Masrani for closing remarks.

Bharat B. Masrani
Group President, CEO & Director

Thank you, operator, and thank you for joining us at short notice. We couldn’t be more excited about the opportunity to partner with the First Horizon team as we embark on the next chapter of our growth together. Thank you for all joining us today. We look forward to speaking to you again on our Q1 call on March 3. Thank you.

Operator

Thank you. The conference has now ended. Please disconnect your lines at this time, and we thank you for your participation.

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, with respect to First Horizon Corporation (“First Horizon”)’s beliefs, plans, goals, expectations, and estimates. Forward-looking statements are not a representation of historical information, but instead pertain to future operations, strategies, financial results or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “target”, “plan”, “estimate,” “should,” “likely,” “will,” “going forward” and other expressions that indicate future events and trends identify forward-looking statements.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond the control of First Horizon, and many of which, with respect to future business decisions and actions, are subject to change and which could cause actual results to differ materially from those contemplated or implied by forward-looking statements or historical performance. Examples of uncertainties and contingencies include factors previously disclosed in First Horizon’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) as well as the following factors, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between First Horizon and The Toronto-Dominion Bank (“TD”); the outcome of any legal proceedings that may be instituted against First Horizon or TD, including potential litigation that may be instituted against First Horizon or its directors or officers related to the proposed transaction or the definitive merger agreement between First Horizon and TD related to the proposed transaction; the timing and completion of the transaction, including the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; interloper risk; the risk that any announcements relating to the proposed combination could have adverse effects on the market price of the common stock of First Horizon; certain restrictions during the pendency of the merger that may impact First Horizon’s ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; reputational risk and potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; First Horizon’s success in executing its business plans and strategies and managing the risks involved in the foregoing; currency and interest rate fluctuations; exchange rates; success of hedging activities; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; general competitive, economic, political and market conditions; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; other actions of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation and legislative and regulatory actions and reforms; the pandemic created by the outbreak of COVID-19 and its variants, and resulting effects on economic conditions, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains; and other factors that may affect future results of First Horizon.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. Additional factors that could cause results to differ materially from those contemplated by forward-looking statements can be found in First Horizon’s Annual Report on Form 10-K for the year ended December 31, 2020, and in its subsequent Quarterly Reports on Form 10-Q filed with the SEC and available in the “Investor Relations” section of First Horizon’s website, http://www.first horizon.com, under the heading “SEC Filings” and in other documents First Horizon files with the SEC.

Important Other Information

In connection with the proposed transaction, First Horizon intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A.

This communication does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF FIRST HORIZON ARE URGED TO READ, WHEN AVAILABLE, ALL RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC, INCLUDING FIRST HORIZON’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST HORIZON AND THE PROPOSED TRANSACTION.

Investors and shareholders of First Horizon will be able to obtain a free copy of the proxy statement as well as other relevant documents filed with the SEC without charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Clyde A. Billings Jr., First Horizon Corporation, 165 Madison, Memphis, TN 38103, telephone (901) 523-4444.

Participants in the Solicitation

First Horizon and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding First Horizon’s directors and executive officers is available in the proxy statement for its 2021 annual meeting of shareholders, which was filed with the SEC on March 15, 2021, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.